                                Exhibit 10.25

                           Asset Purchase Agreement

[    ***    ] -Indicates those portions of this agreement in which confidential treatment has been requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

                            ASSET PURCHASE AGREEMENT

      AGREEMENT made as of this 7th day of March 1997, between Manugistics, Inc., a Delaware corporation, with its principal offices at 2115 East Jefferson Street, Rockville, Maryland 20852 ("Manugistics"), Manugistics Services, Inc., a Delaware corporation, with its principal offices at 2115 East Jefferson Street, Rockville, Maryland 20852 ("Purchaser"), IRI Logistics Inc., f/k/a Logicnet, Inc., a Delaware corporation with its principal offices at 150 North
Clinton Street, Chicago, Illinois   60661 ("Seller") and Information Resources,
Inc., a Delaware corporation with its principal offices at 150 North Clinton
Street, Chicago, Illinois   60661-1416 ("IRI").

                                   BACKGROUND

      A. Seller, a wholly-owned subsidiary of IRI, is engaged in the business of manufacturing and distributing logistics software and providing data analytic services connected with such logistics software to end users (the "Business").

      B. Purchaser, a wholly-owned subsidiary of Manugistics, wishes to purchase certain of the assets of the Business from Seller and Seller desires to sell and assign such assets to Purchaser on the terms and conditions herein set forth.

      C. Certain other assets and liabilities of the Business will remain with Seller and not be transferred to Purchaser, including the name IRI Logistics, all as more particularly set forth herein.

      NOW THEREFORE, for and in consideration of the mutual promises, terms and conditions herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

   Section 1.01. In this Agreement, in addition to the terms elsewhere defined herein, the following terms shall have the following meanings:

         (a) "Assets" shall mean the following tangible and intangible assets of the Logistics Business (as hereinafter defined), wherever situated, as the same shall exist on the applicable Closing Date (as hereinafter defined):

            (i) Software Products; Tools. The software products owned, licensed or under development by Seller or IRI and listed in Schedule 1.01(a)(i), including, without limitation, any and all source and object codes, and any and all enhancements to such products which Seller and/or IRI develops prior to the applicable Closing Date, in each case as existing as of the applicable Closing Date (collectively, the "Software Products"), together with the software design and development tools and scripts, and modifications and additions to such tools and scripts, listed in Schedule 1.01(a)(i), which were or are used in the development, operation or maintenance of the Software Products, including, without limitation, any and all source and object codes, in each case as existing as of the applicable Closing Date (collectively, the "Tools");

            (ii)   Transferred Agreements.

                 (A) First Closing Transferred Agreements. All rights of Seller and IRI from and after the First Closing Date (except as otherwise set forth in the Seller Disclosure Schedule attached hereto) under the agreements entered into between Seller or IRI and third parties named therein in the operation of the Logistics Business listed in Schedule 1.01(a)(ii)(A) (collectively, the "First Closing Transferred Agreements").

                   (B) Second Closing Transferred Agreements. All rights of Seller and IRI from and after the Second Closing Date (except as otherwise set forth in the Seller Disclosure Schedule attached hereto) under the agreements entered into between Seller or IRI and third parties named therein in the operation of the Logistics Business listed in Schedule 1.01(a)(ii)(B) and all deferred revenue with respect to the Delegated Duties, as such term is defined in that certain Services Subcontract (the "Services Subcontract") of even date herewith (collectively, the "Second Closing Transferred Agreements"). The First Closing Transferred Agreements together with the Second Closing Transferred Agreement are referred to collectively as the "Transferred Agreements."

            (iii)  Tangible Assets.  The tangible personal property listed in
Schedule 1.01(a)(iii), including all existing spare and maintenance parts therefor (collectively, the "Tangible Assets");

            (iv) Equipment Leases. The leases in Schedule 1.01(a)(iv) with respect to certain of the Tangible Assets set forth in Schedule 1.01(a)(iii) (the "Equipment Leases");

            (v) Real Estate Lease. The real property leasehold interests listed in Schedule 1.01(a)(v) (the "Real Estate Lease");

            (vi)   Intellectual Property.

                    (A) The patent and patent applications, copyright registrations, trademarks, tradenames, and service marks listed in
Schedule 1.01(a)(vi), and all renewals, modifications and extensions thereof, together with all associated goodwill; and

                    (B) Any and all design and code documentation, processes, trade secrets, copyrights, design information and all related proprietary rights which are necessary to, used in, or derived from the Assets ((A) and (B) collectively, the "Intellectual Property");

            (vii) Governmental Permits, Licenses and Approvals. All governmental permits, licenses and approvals which relate to the Assets or the Assumed Liabilities (as hereinafter defined), to the extent transferable (collectively, the "Permits");

            (viii) Claims. All of Seller's and IRI's rights of action as of the applicable Closing Date, relating to the Assets and the Assumed Liabilities other than those arising out of Seller's and IRI's rights under [
           ***              ], but including all warranty and other claims with
respect to the Assets; and

            (ix) Documents. All documents and data relating to the Assets, including books, records, operating data, credit information, copies of customer lists, warranty records, export and licensing records, correspondence relating to customers and to the Assets, copies of sales, marketing and service records and literature, all user manuals and reference manuals pertaining to the Software Products and to the extent owned by Seller, the Tools, excluding, however, Seller's minute books, stock books and accounting records. Pursuant to
Section 4.05 hereof, Seller and IRI, shall also make available to Purchaser copies of any other information related to the Assets reasonably required by Purchaser from time to time (both before and after the Closing) including without limitation, miscellaneous correspondence, financial and tax information, all books and records pertaining to the Assets and all technical information and materials relating to testing and correcting defects in the Assets;

      (b) "Assumed Liabilities" shall mean only the following: (i) those liabilities arising out of Purchaser's operation and ownership of the Assets (excluding the Second Closing Assets, as hereinafter defined) from and after the First Closing Date (as hereinafter defined); (ii) the obligation to perform those duties defined as "Delegated Duties" under the Services Subcontract but only upon the terms and conditions described in the Services Subcontract; (iii) those liabilities arising out of Purchaser's operation and ownership of the Second Closing Assets from and after the Second Closing Date (as hereinafter defined); (iv) all of Seller's and IRI's obligations under the First Closing Transferred Agreements, the Equipment Leases and the Real Estate Lease; and (v) except as otherwise set forth in the Seller Disclosure Schedule, all of Seller's and IRI's obligations under the Second Closing Transferred Agreements from and after the Second Closing Date.

      (c) "Closing" shall mean the First Closing and/or the Second Closing, as applicable.

      (d) "Closing Date" shall mean the First Closing Date and/or the Second Closing Date, as applicable.

      (e) "Excluded Assets" shall mean all of Seller's and IRI's rights, title and interest in and to all of the assets of Seller and IRI other than the Assets (collectively, the "Excluded Assets"). Excluded Assets shall include, without limitation, those assets identified in Schedule 1.01(e).

      (f) "Excluded Liabilities" shall mean all of Seller's and IRI's liabilities and obligations of every nature not expressly assumed by the Purchaser under this Agreement. Without limitation to the foregoing, the following shall be considered "Excluded Liabilities" for the purposes hereof except to the extent that such liabilities (aa) are included within the Assumed Liabilities, or (bb) result from or arise out of any act or failure to act by or on behalf of Purchaser and/or Manugistics: (i) any liability or obligation of Seller and/or IRI existing as a result of any act or failure to act which constitutes a violation of the representations, warranties and covenants of Seller and/or IRI, contained in this Agreement or which gives rise to any claims whenever such may be made, for breach of contract, injury to any person, damage to any property, including any act, condition or circumstance giving rise to any violation of any environmental law; (ii) any product liability claim of any nature in respect of merchandise manufactured, sold, distributed or shipped by Seller and/or IRI prior to the applicable Closing Date; (iii) all liabilities for federal, state and local taxes including without limitation Social Security taxes that may have been incurred as a result of operations or otherwise by Seller and/or IRI or will be incurred by Seller and/or IRI for the period ending with the First Closing Date with respect to the First Closing Assets and the Transferred Employees and the Second Closing Date with respect to the Second Closing Assets but excluding any sales taxes resulting from the sale of the Assets pursuant to this Agreement, the payment of which shall be shared equally by Purchaser and Seller; (iv) any obligation, unfunded or otherwise, arising under any health, welfare, thrift, pension, life or disability insurance or worker's compensation policy maintained by Seller or IRI; (v) any obligation arising under the Equipment Leases, the Real Estate Lease or the First Closing Transferred Agreements prior to the First Closing Date, including without limitation, any obligation to Application Consulting Group arising prior to the First Closing Date pursuant to contract or otherwise; (vi) any obligation under the Second Closing Transferred Agreements prior to the Second Closing Date other than those obligations related to the performance of the Delegated Duties (as defined in the Services Subcontract) under the Second Closing Transferred Agreements upon the terms and conditions set forth in the Services Subcontract; (vii) from and after the First Closing Date until the effective date of the third party consents thereto, any obligation or liability arising under any of the First Closing Transferred Agreements that are not transferred to Purchaser because of Seller's failure or inability to obtain such third party consent required for the transfer or assignment of such contract or agreement to Purchaser; (viii) from and after the Second Closing Date until the effective date of the third party consents thereto, any obligation or liability arising under any of the Second Closing Transferred Agreements that are not transferred to Purchaser because of Seller's failure or inability to obtain any such third party consent required for the transfer or assignment of such contract or agreement to Purchaser; (ix) any obligation or liability that is not transferred because it does not constitute an Assumed Liability, including without limitation, any and all liability for loss, cost, damage or expense resulting from or arising out of any of Seller's or IRI's contracts with any third parties, purchase orders with customers or suppliers other than such liability arising from Purchaser's or any affiliate's actions from and after the applicable Closing Date under the Transferred Agreements;
(x) any liability of Seller or IRI to any current and former employees and consultants (including the Transferred Employees) incurred at any time whatsoever, including without limitation any contracts or obligations of Seller for executive compensation, severance benefits, accrued but unused vacation time or any other fringe benefits and any liability of Seller and/or IRI for amounts due by Seller to affiliated companies, including without limitation amounts due to IRI and/or

Seller; (xi) any and all liability for Seller's and IRI's accounts payable; and
(xii) any and all Damages (as defined in Section 7.01) for which Seller and IRI are indemnifying Purchaser and affiliates under Article VII.

         (g) "Financial Statements" shall mean the following unaudited financial statements of Seller: Balance Sheet and Statement of Operations as of December 31, 1995 and the Balance Sheet and Statement of Operations as of November 30, 1996 (the November 30, 1996 Financial Statements being hereinafter referred to as the "Recent Financials").

         (h) "First Closing" and "First Closing Date" shall have the meanings given such terms in Section 2.02 hereto.

         (i) "First Closing Assets" shall mean all of the Assets except the Second Closing Assets.

         (j) "Logistics Business" shall mean that portion of the Business conducted with the Assets.

         (k) "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof, or other entity.

         (l) "Purchase Price" The Purchase Price for the Assets shall mean the sum of One Million Five Hundred Thousand Dollars ($1,500,000) payable in cash or by wire transfer at the First Closing.

         (m) "Second Closing" and "Second Closing Date" shall have the meanings given such terms in Section 2.02.

         (n) "Second Closing Assets" shall mean the Software Products and Tools comprising a part of the Assets as identified in Schedule 1.01(a)(i) as the "Second Closing Assets" together with the Intellectual Property related to such Software Products and Tools and the Second Closing Transferred Agreements identified on Schedule 1.01(a)(ii)(B).

         (o)   [                  ***                         ]

         (p) "Transferred Employees" shall mean those employees of Seller or IRI hired by Purchaser pursuant to Section 5.11.

                                   ARTICLE II

                                 Sale of Assets

      Section 2.01. Acquisition. Subject to the terms and conditions hereof Seller hereby agrees to sell, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to acquire and purchase, the First Closing Assets on the First Closing Date and the Second Closing Assets on the Second Closing Date, in all cases free and clear of all claims, encumbrances and third party interests except the Assumed Liabilities and except as otherwise set forth in the Seller Disclosure Schedule. In exchange for the transfer of such Assets to Purchaser on the applicable Closing Date, and the execution by Seller and IRI as of the First Closing Date of this Agreement and the Services Subcontract, Purchaser hereby agrees to assume the Assumed Liabilities related to the First Closing Assets as of the First Closing Date, assume the Assumed Liabilities related to the Second Closing Assets as of the Second Closing Date, pay the Purchase Price to the Seller on the First Closing Date and execute this Agreement as of the First Closing Date as herein provided.

      Section 2.02. Closing. Seller shall transfer title to the First Closing Assets, and Purchaser shall accept transfer of such title and assume all Assumed Liabilities related to the First Closing Assets at the first closing of the transactions herein contemplated (the "First Closing") which shall take place at the offices of Dilworth, Paxson, Kalish & Kauffman LLP, 3200 Mellon Bank Center, 1735 Market Street, Philadelphia, PA 19103 on March 7th, 1997 or such other date which is mutually acceptable to the parties hereto (the "First Closing Date"). Seller shall transfer title to the Second Closing Assets, and Purchaser shall accept transfer of such title and assume all Assumed Liabilities related to the Second Closing Assets at the second closing of the transactions herein contemplated (the "Second Closing") which shall take place at the offices of Dilworth, Paxson, Kalish & Kauffman LLP, 3200 Mellon Bank Center, 1735 Market Street, Philadelphia, PA 19103 on the fifth business day
following the date on which the [          ***              ] (the "Second
Closing Date").

      Section 2.03. Deliveries at First Closing by Seller and IRI. At the First Closing, Seller and/or IRI shall deliver the First Closing Assets to Purchaser, and Seller and/or IRI shall take such actions and execute and deliver such agreements, bills of sale, assignment and assumption agreements, and other instruments and documents as necessary or appropriate to effectuate the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

         (a) all bills of sale, leases, subleases, assignments, financing statement releases from all secured parties and other instruments of transfer effective to vest in Purchaser good and marketable title (and all of Seller's and IRI's right, title and interest) in and to the First Closing Assets (free and clear of all liens, security interests, claims or other encumbrances of every nature, except as set forth in the Seller Disclosure Schedule), in each case in form and substance satisfactory to Purchaser and counsel for Purchaser;

         (b) a certified copy of resolutions of Seller's Board of Directors and Seller's shareholder authorizing and approving the execution, delivery and performance through the Second Closing Date, as applicable, of this Agreement, the Services Subcontract and any other agreements executed between any or all of the parties as of even date herewith (collectively, excluding this Agreement, the "Other Agreements"), and the consummation of the transactions contemplated hereby and thereby on the First Closing Date;

         (c) all third party consents required to effectuate the transfer and assignment to Purchaser of the First Closing Assets;

         (d) the various certificates, applications, letters and agreements referred to in Article V hereof relating to the First Closing Assets, duly executed by the appropriate Person;

         (e) the Other Agreements.

      Section 2.04. Deliveries at First Closing by Purchaser and Manugistics. At the First Closing, Purchaser and/or Manugistics shall deliver to Seller the following:

         (a) a certified copy of resolutions of Purchaser's and Manugistics' Board of Directors authorizing and approving the execution, delivery and performance through the Second Closing Date, as applicable, of this Agreement and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby to occur on the First Closing Date;

         (b) the various certificates and agreements referred to in Article VI hereof duly executed by the appropriate Person;

         (c) A certified check or wire transfer in the amount of One Million Five Hundred Thousand Dollars ($1,500,000);

         (d) the Other Agreements.

      Section 2.05. Deliveries at Second Closing by Seller and IRI. At the Second Closing, Seller and/or IRI shall deliver the Second Closing Assets to Purchaser and Seller and/or IRI shall take such actions and execute and deliver such agreements, bills of sale, assignment and assumption agreements, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

         (a) all bills of sale, leases, subleases, assignments, financing statement releases from all secured parties and other instruments of transfer effective to vest in Purchaser good and marketable title (and all of Seller's and IRI's right, title and interest) in and to the Second Closing Assets free and clear of all liens, security interests, claims or other encumbrances of every nature, except as expressly contemplated hereby, in each case in form and substance satisfactory to Purchaser and counsel for Purchaser;

         (b) all third party consents required to effectuate the transfer and assignment to Purchaser of the Second Closing Assets; and

         (c) the various certificates, applications, letters and agreements referred to in Article V hereof duly executed by the appropriate Person relating to the Second Closing Assets.

      Section 2.06. Deliveries at Second Closing by Purchaser and Manugistics. At the Second Closing, Purchaser and Manugistics shall deliver to Seller the following:

         (a) the various certificates and agreements referred to in Article VI hereof relating to the Second Closing Assets, duly executed by the appropriate Person.

                                  ARTICLE III

                         Representations and Warranties

      Section 3.01. Representations and Warranties of Seller and IRI. Except as otherwise set forth in the Seller Disclosure Schedule, Seller and IRI, jointly and severally, represent and warrant to Purchaser and Manugistics that:

         (a) Organization and Qualification. Seller and IRI are each a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller and IRI respectively have the corporate power and authority to own and lease their property and to carry on their business as now being conducted and are each duly qualified as a foreign corporation and are in good standing in all states where the nature of their business and assets requires such qualification, except to the extent that a failure to so qualify would not have a material adverse effect on the Logistics Business or the Assets.

         (b) Financial Statements. The Recent Financials heretofore delivered by Seller to Purchaser, are true and complete copies thereof. All such Recent Financials were prepared in accordance with the books of account and records of Seller in accordance with generally accepted accounting principles consistently applied in accordance with all preceding accounting periods and were prepared on the basis of the books and records of Seller and fully and fairly present the condition of the Seller as of the date thereof and the results of operations of the Seller as of the dates thereof, except that the Recent Financials do not contain footnote disclosure and do not reflect interest expenses on a promissory note due to IRI in the principal amount of $1,000,000.

         (c) Absence of Undisclosed Liabilities. Seller has no indebtedness, liabilities or obligations whether accrued, absolute, contingent, liquidated or unliquidated, and whether due or to become due, which (i) were not reflected in or reserved against on the Recent Financials, except as set forth in Section 3.01(b) above or (ii) did not arise in the ordinary course. Nothing in this
Section 3.01(c) shall be taken to mean that Purchaser is assuming any liabilities or obligations other than as provided in Section 1.01(b).

         (d) Properties. Schedule 1.01(a)(v) hereto describes the location and ownership of all real property and interests in real property to be leased by Purchaser in accordance with Section 1.01(a)(v) hereof. All electrical, plumbing, heating and air conditioning systems existing at such properties are and will, on the Closing Date, be in good working order. Schedule 1.01(a)(iii) and Schedule 1.01(a)(iv) hereto describes the location, type, identification and character of all machinery, equipment, furniture, fixtures, vehicles and other personal property and interests in personal property owned, leased or used by Seller and/or IRI to be purchased by Purchaser. All such property listed on Schedule 1.01(a)(iii) and Schedule 1.01(a)(iv) will, on the date hereof, be in satisfactory operating condition. Schedule 1.01(a)(vi) hereto contains a complete list of all intellectual property rights owned by Seller and/or IRI which relate exclusively to the Assets being purchased pursuant to this Agreement, which rights Seller and IRI represent and warrant are all of the rights owned by Seller and/or IRI which are necessary for the operation of the Assets and the Logistics Business. Except as indicated in the Seller Disclosure Schedule, none of the property or interests listed in Schedules 1.01(a)(iv), 1.01(a)(v)
and 1.01(a)(vi) is subject to any covenant or other restriction preventing or limiting the right of Seller or IRI to transfer the same to Purchaser or
(ii) infringes on the rights of any Person.

         (e) Title Exceptions. Except as specifically described in the Seller Disclosure Schedule, Seller or IRI, as applicable, has good and marketable title to, or a valid leasehold interest in, all the Assets free and clear of all claims of any kind (other than taxes not yet due and payable), or conditional sale agreements, other title retention agreements or condemnation proceedings except for such claims, if any, which are not substantial in character, amount or extent and which do not materially detract from the value of, or materially interfere with the present use of, or intended use by Purchaser of the Assets subject thereto or affected thereby.

         (f) Contracts, Plans etc. In connection with the Logistics Business, except as disclosed in the Seller Disclosure Schedule, neither Seller nor IRI is a party to or bound by any contracts, leases, licenses, agreements, or commitments, oral or written, express or implied involving any: (i) contract for the employment of any of the Transferred Employees which is not immediately terminable without penalty on or at any time on or before the First Closing Date; (ii) contract with or commitment to any labor union or association representing any Person; (iii) bonus, pension, profit sharing, deferred compensation, retirement, incentive, stock purchase, stock option, termination, severance, hospitalization, insurance, welfare or other plan or arrangement providing benefits to any of the Transferred Employees or his or her dependents, beneficiaries or heirs; (iv) contract or agreement with any affiliate of Seller or IRI, relating to the Assets; (v) continuing contract or commitment for the purchase or acquisition of materials, supplies, merchandise, equipment, or services that are at a cost to Seller outside of the ordinary course of business; (vi) [intentionally omitted]; (vii) continuing contract or commitment for the sale or furnishing of materials, supplies, equipment, merchandise or services involving the payment or receipt of funds or property that will generate revenue to Seller outside of the ordinary course of business; (viii) license or royalty agreement; (ix) distributor, dealer, manufacturer's representative, consignment, advertising or public relations contract; (x) contract with any government or any agency or instrumentality thereof; (xi) to the knowledge of Seller and IRI, contract or other arrangement in or pursuant to which any or all of the Transferred Employees of Seller or IRI, or any relative or associate of any thereof has a material interest; (xii) contract continuing for a period of more than one year from its effective date involving the payment or receipt of funds or property in excess of Ten Thousand Dollars ($10,000); or (xiii) in connection with or relating to the Logistics Business, contract for the grant to any person of any preferential rights to purchase any assets or properties of Seller or IRI or which limits or restricts the right of Seller and/or any successor to Seller to purchase supplies or inventory or to sell any products manufactured by Seller.

         (g) Enforceability, etc. of Contracts, Leases. Except as set forth in the Seller Disclosure Schedule, none of the Real Estate Lease, the Equipment Leases or the Transferred Agreements is terminable or subject to modification as a result of, or otherwise requires the consent or other approval of any other Person with respect to, the transactions and assignments contemplated hereby. Seller and IRI have in all material respects performed all the obligations required to be performed by them to date under the Real Estate Lease, the Equipment Leases and the Transferred Agreements and are not in material default thereunder and no facts exist which are known to Seller or IRI that indicate that Seller and/or IRI will or may be in material default hereafter in respect of any thereof, and to the knowledge of Seller and IRI:
(i) each of the other parties thereto or bound thereby have in all material respects performed all the obligations required to be performed by them to date and are not in default in any material respect thereunder and (ii) no facts exist that indicate that such parties will or may be in material default hereafter in respect of any thereof. To the knowledge of Seller and IRI, each of the Real Estate Lease, the Equipment Leases and the Transferred Agreements is in full force and effect and constitutes a legal, valid and binding obligation of Seller and/or IRI and any other party or parties thereto, in accordance with its terms.

         (h) Litigation. Schedule 3.01(h) hereto contains a list and brief description of all pending actions, suits and proceedings against or affecting Seller and/or IRI which relate to the Logistics Business, the Assets or the transactions contemplated hereby. Except as expressly set forth in the Seller Disclosure Schedule, there is no action, suit or proceeding pending or, to the knowledge of Seller and/or IRI, threatened against, by or affecting Seller or IRI relating to the Logistics Business, the Assets, or any of the transactions contemplated hereby in any court or by or before any federal, state or other governmental department, commission, board, bureau, agency or instrumentality or before any arbitrator of any kind. Except as set forth in the Seller Disclosure Schedule, neither Seller nor IRI, has failed to comply with, been notified of or, to the knowledge of Seller or IRI, been threatened with a charge or violation of, or to the knowledge of Seller or IRI, is under investigation with respect to a possible violation of any law, regulation or order of any government or governmental agency or authority materially affecting the Logistics Business or any of the Assets or the transactions contemplated hereby and neither Seller nor IRI has any knowledge of any violation of any such law, regulation or order which would have such effect. Neither Seller nor IRI has committed any illegal acts or omissions that would have a material adverse impact on Seller's ability to transact business with any government entity. Except as set forth in the Seller Disclosure Schedule, neither Seller nor IRI is in default in any respect under any order, writ, injunction or decree of any court or federal, state, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality, materially affecting the Logistics Business, the Assets or any of the
transactions contemplated hereby.   None of Seller's customers or suppliers
have given notice or verbally advised that their purchases from the Logistics Business will be different from past practice, and neither Seller nor IRI has any reason to believe any such change may occur, as a result of the transactions contemplated hereby, other than as a result of general economic or competitive conditions.

         (i) Licenses and Permits. Seller and IRI possess all material governmental or other licenses, franchises, consents, authorizations or permits necessary for the conduct of the Logistics Business and the consummation of the transactions contemplated hereby. All such licenses, permits, franchises, consents, authorizations are in full force and effect and neither Seller nor IRI has received any notice that any revocation or limitation thereof is threatened or pending.

         (j) Absence of Certain Changes or Events.

            (i) In connection with the Logistics Business, the Assets and the transactions contemplated hereby, since the date of the Recent Financials, neither Seller nor IRI has, except as disclosed in the Seller Disclosure Schedule, (1) discharged or satisfied any lien, security interest or encumbrance other than in the ordinary course of business as conducted on such date or paid, other than in the ordinary course of business as conducted on such date, any liability or obligation other than current liabilities reflected on its Recent Financials and current liabilities since incurred in the ordinary course of business, or sold, assigned, voluntarily encumbered, granted a license or sublicense with respect to, subcontracted or disposed of any material assets, properties or goodwill of Seller, other than pursuant to that certain Services Subcontract or in the ordinary course of its business as conducted on the dates of the Recent Financials; (2) whether or not in the ordinary course of business, incurred any liability for borrowed money that will not be satisfied prior to Closing; (3) incurred any other obligation or liability other than those incurred in the ordinary course of business as conducted on the dates of its Recent Financials;
(4) suffered any extraordinary losses or waived any rights of substantial value; (5) increased, directly or indirectly, the salary or other compensation of any of the Transferred Employees or paid or entered into any agreement for any bonus or other extraordinary compensation to any of such Transferred Employees; (6) entered into any contract or commitment except in the ordinary course of business as conducted on the dates of the Recent Financials; (7) made any capital expenditures or commitments therefor for an amount exceeding Ten Thousand Dollars ($10,000) in the case of any single contract or commitment, except expenditures for commitments listed in the Seller Disclosure Schedule;
(8) changed in any material respect its business policies or practices; (9) altered or revised in any way its accounting principles, procedures, methods or practices; (10) removed, or caused or permitted to be removed, from any of its properties, any of its material assets except in the ordinary course of business as conducted on the dates of the Recent Financials; (11) with respect to the Transferred Agreements, changed its credit policies as to the creation or collection of accounts receivable; or (12) entered into any other transaction or taken any other action except in the ordinary course of business as conducted on the dates of its Recent Financials. In connection with the Logistics Business, the Assets, or the transactions contemplated hereby, to the knowledge of Seller and IRI, no director, officer or employee of Seller, or any agent of Seller, has, since the date of the Recent

Financials, removed or purchased anything of material value located at the premises of any office or other facility of, or under the control of, Seller.

            (ii) Since the date of the Recent Financials, there has been no material adverse change in the financial condition, business properties or assets of Seller or IRI forming part of the Logistics Business, the Assets or the transactions contemplated hereby and to the knowledge of Seller and IRI, no adverse change (material or otherwise) and no event, condition or circumstance exists or has occurred which might give rise to any adverse change (material or otherwise) to the financial condition, business, properties or assets of Seller or IRI forming part of the Logistics Business, the Assets or the transactions contemplated hereby. The financial condition of the Business, the Logistics Business and the Assets considered as a whole, is and will be through the First Closing Date, similar to or better in all material respects to such condition reflected on the Recent Financials.

      (k) Authority. etc. Seller and IRI each have the full right, power, capacity and authority to execute and deliver this Agreement and to the extent each is a party, the Other Agreements, and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by or on the part of Seller and/or IRI, as the case may be, to authorize the Seller and/or IRI to carry out this Agreement, the Other Agreements and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and the Other Agreements have been duly executed and delivered by Seller and IRI, as the case may be, and constitute the legal, valid and binding obligation of Seller and IRI, as the case may be, enforceable against Seller and IRI, as the case may be, in accordance with its or their terms, subject to the effect of bankruptcy and insolvency, creditors rights and equitable remedies, generally. Except as indicated in the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Other Agreements by Seller and IRI, as the case may be, and the consummation of the transactions contemplated hereby and thereby do not violate any law or regulation applicable to Seller or IRI, as the case may be, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien or encumbrance on any of the properties or assets of Seller and/or IRI pursuant to the charter or by-laws of Seller and/or IRI, or any indenture, mortgage, lease or agreement or other instrument to which either Seller and/or IRI is a party or by which Seller's and/or IRI's assets, may be bound. No approval, authorization, consent, permit or other order or action of or filing with any court, administrative agency or other governmental authority or any other person is required for the execution and delivery by Seller and/or IRI of this Agreement and the Other Agreements or the consummation by Seller and/or IRI of the transactions contemplated hereby and thereby that has not already been obtained.

      (l) Taxes. Seller has filed all federal, state, and local tax returns, reports and forms required to be filed, and the amount of tax liability shown on each of such returns, reports and forms has been paid in full, except for the portions thereof not yet due and payable. Except as set forth in the Seller Disclosure Schedule, Seller has not received notice and to the knowledge of Seller, there are no pending examinations by any taxing authority of the tax returns of Seller. Seller has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes for which Seller may be liable and Seller is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes for which Seller may be liable, nor has any such claim been asserted against Seller. Except as set forth in the Seller Disclosure Schedule, no taxing authority has conducted an audit of any tax returns filed by Seller within the last five (5) years.

         (m) Significant Customers. All of the Seller's customers are set forth in Schedule 3.01(m) hereto. Seller does not have any open orders. With respect to the Transferred Agreements, deferred revenue under the Transferred Agreements represents the amounts received or to be received for services to be performed by Seller from the date hereof under such agreements which arose in the ordinary course of Seller's and/or IRI's business, in accordance with generally accepted accounting principles.

         (n) Insurance. Attached hereto as Schedule 3.01(n) is a list of all insurance policies and other forms of insurance in force with respect to the Logistics Business or the Assets, or maintained with respect to the Transferred Employees indicating the nature and amount of coverage in each case and the name of the insurer. All premiums under any of such policies have been paid or adequate reserves have been established therefor and, to the knowledge of Seller and IRI, no act or failure to act has occurred which has caused or might cause any premium to be cancelled or terminated, and all material notices and acts by Seller and/or IRI required to be given or done thereunder have been properly given or done. Such policies will remain outstanding and in full force and effect up to and including the Second Closing Date.

         (o) Investments in and Payments to Certain Persons. Except as reflected in the Seller Disclosure Schedule, neither Seller nor IRI has any loan to or investment in any of the Transferred Employees. In connection with the Logistics Business, neither Seller nor IRI has any loan to or investment in any affiliated person or entity, customer, sales representative or distributor of Seller and/or IRI and neither Seller nor IRI has, directly or indirectly, made any loans or advances or otherwise, in connection with the Logistics Business, extended credit to any affiliated person, entity, customer, sales representative or distributor.

         (p) Copies. True and complete copies of the Real Estate Lease, the Transferred Agreements (except for the licenses to third party software contained in Attachment 1 to Schedule 1.01(a)(ii) (A)) and each of the Equipment Leases have been delivered to Purchaser.

         (q) Quality. Except as set forth in the Seller Disclosure Schedule, neither Seller nor IRI has knowledge of any quality problems or defects in any of the Assets. Notwithstanding the foregoing, Seller and IRI hereby represent, warrant and covenant that the Software Products and the Tools owned by Seller and/or IRI shall operate and substantially conform to the prevailing specifications, as defined by Seller's or IRI's user manuals and reference manuals. Except as reflected in the Seller Disclosure Schedule, there are no pending, or, to the knowledge of Seller or IRI, threatened product liability suits or claims against Seller and/or IRI, and neither Seller nor IRI has knowledge of any incident that could give rise to any such suit or claim. Notwithstanding anything contained in this Section 3.01(q) to the contrary, no representation is made hereby with respect to any products or equipment which do not form part of the Logistics Business, the Assets or pertain to any of the transactions contemplated hereby.

         (r) Disclosure. No representation or warranty of Seller and/or IRI contained in this Agreement, the Other Agreements or any Schedule or Exhibit attached hereto or thereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which made.

         (s) Pensions. etc. All Pension, Profit Sharing, Health, Life and Disability Insurance, Welfare, Thrift and other employee benefit plans pertaining to the Transferred Employees are fully set forth in Schedule 3.01(s) hereto.

         (t) Accelerations of Sale. Since the dates of the Recent Financials, Seller has not accelerated or effected any sale of goods or merchandise prior to the date such sale normally would have been effected consistent with the past practice of Seller in its ordinary course of business.

         (u) Environmental and Other Claims. Except as set forth in the Seller Disclosure Schedule, neither IRI nor Seller has any knowledge of any unasserted but potential claims that may exist against Seller or IRI as a result of the operation of the Logistics Business, including, without limitation, any unasserted claim resulting from any product warranty made by Seller, any claim resulting from Seller's or IRI's use or manufacture of hazardous waste or materials, or any environmental claim.

         (v) Prospects. Neither Seller nor IRI has knowledge of any pending loss of business or any other conditions, including any problem with respect to the collectibility of any amounts due under the Transferred Agreements, other than as a result of general economic or competitive conditions, the incurrence of which might have a material adverse effect upon the Logistics Business, the Assets or the transactions contemplated hereby or prospects of Seller or which would prevent the continued conduct of the Logistics Business, or the transactions contemplated hereby in substantially the same manner as conducted on the date hereof.

         (w) Preservation of Assets. Since the date of the Recent Financials to the First Closing Date, each of Seller and IRI represents and warrants that it has used commercially reasonable efforts to preserve the goodwill of all of its customers and suppliers. Prior to the Second Closing Date, Seller and IRI shall have used commercially reasonable efforts to preserve the Second Closing Assets and shall not have taken any unreasonable actions detrimental to the goodwill of any of its customers and suppliers with respect to the Logistics Business and/or Purchaser's relationships with such customers and suppliers and shall provide prompt written notice to Purchaser of any detrimental actions taken. Further, prior to the Second Closing, to the extent that Seller or IRI shall have continued a relationship with any customer or supplier, Seller and IRI shall have taken no unreasonable actions detrimental to the goodwill of such customer or supplier with respect to the Logistics Business and shall have conducted its business with respect to any such customer and supplier in the same manner and with the same effect as conducted prior to such date and shall provide prompt written notice of any detrimental actions taken. In addition, prior to the Second Closing, Seller and IRI, jointly and severally, represent and warrant that each shall not have engaged in any transactions with such customers and suppliers with respect to the Logistics Business, other than those in the usual and ordinary course of Seller's and IRI's business consistent with past practice.

         (x) Overtime, Back Wages, Etc. There are no outstanding claims against Seller or IRI (whether under federal, state or local law, employment agreements or otherwise) to the knowledge of Seller or IRI, asserted by any of the Transferred Employees on account of or for:

                   (i) overtime pay, other than overtime pay for work done during the current payroll period;

                    (ii) wages or salary for any period other than the current payroll period;

                   (iii) any amount of vacation pay or pay in lieu of vacation or time off; or

                    (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours at work or any other work related claim whatsoever; and neither Seller nor IRI has knowledge of any such claims which have not been so asserted.

      Section 3.02. Representations and Warranties of Purchaser and Manugistics. Purchaser and Manugistics, jointly and severally, represent and warrant to Seller and IRI that:

         (a) Authority. etc. Manugistics and Purchaser each have the full right, power, capacity and authority to execute and deliver this Agreement and to the extent each is a party, the Other Agreements, and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by or on the part of Manugistics and/or Purchaser, as the case may be, to authorize Manugistics and/or Purchaser to carry out this Agreement, the Other Agreements and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and the Other Agreements have been duly executed and delivered by Purchaser and Manugistics, as the case may be, and constitute the legal, valid and binding obligation of Purchaser and Manugistics, as the case may be, enforceable against Purchaser and Manugistics, as the case may be, in accordance with its or their terms, subject to the effect of bankruptcy and insolvency, creditors rights and equitable remedies, generally. The execution and delivery of this Agreement and the Other Agreements by Purchaser and Manugistics, as the case may be, and the consummation of the transactions contemplated hereby and thereby do not violate any law or regulation applicable to Purchaser or Manugistics, as the case may be, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien or encumbrance on any of the properties or assets of Purchaser and/or Manugistics pursuant to the charter or by-laws of Purchaser and/or Manugistics or any indenture, mortgage, lease or agreement or other instrument to which either Purchaser and/or Manugistics is a party or by which Purchaser and/or Manugistics may be bound. No approval, authorization, consent, permit or other order or action of or filing with any court, administrative agency or other governmental authority or any other person is required for the execution and delivery by Purchaser and/or Manugistics of this Agreement and the Other Agreements or the consummation by Purchaser and/or Manugistics of the transactions contemplated hereby and thereby that has not already been obtained.

         (b) Organization and Qualification. Purchaser and Manugistics are each a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser and Manugistics respectively have the corporate power and authority to own and lease their property and to carry on their business as now being conducted and are each duly qualified as a foreign corporation and are in good standing in all states where the nature of their business and assets requires such qualification, except to the extent that a failure to so qualify would not have a material adverse effect on Purchaser's or Manugistics' business.

                                   ARTICLE IV

                   Conduct of Seller's Business, and Seller's
                Obligations Prior to the First Closing Date and
                            the Second Closing Date

      Prior to the First Closing Date, with respect to the First Closing Assets and prior to the Second Closing Date, with respect to the Second Closing Assets, except as otherwise consented to or approved by Purchaser in writing, Seller and IRI (individually and to the extent required to cause Seller to act) jointly and severally covenant and agree with Purchaser and Manugistics as follows:

      Section 4.01. Regular Course of Business. Seller and IRI shall not have taken any unreasonable action detrimental to the goodwill or relationships of Purchaser with Seller's customers and suppliers with respect to the Logistics Business, and to the extent that Seller or IRI continues a relationship with such customers or suppliers from and after the First Closing Date, Seller or IRI, as applicable, shall in good faith and in the usual, regular and ordinary manner, consistent with past practice, use commercially reasonable efforts to maintain its present relationships with customers having business dealings with Seller, and shall not have taken any unreasonable action detrimental to the goodwill of such customers with respect to the Logistics Business. Prior to the First Closing Date, Seller and IRI shall use its best efforts to maintain the continued services of the Transferred Employees whose names are set forth in Schedule 4.01 hereto, provided that Seller shall not be obligated to incur any financial obligation beyond continued payment of current salary and benefits nor shall Seller be restricted from terminating any such employees for cause, so long as Seller shall first advise Purchaser a reasonable time in advance of such action. Prior to the date of the applicable Closing, Seller and IRI will maintain all of the Assets in customary repair, order and condition except for reasonable wear and use. Prior to the date of the applicable Closing, Seller and IRI shall not, nor shall either enter into any agreement to dispose of or encumber, hypothecate, or lease any of the Assets, except as permitted by this Article IV. Neither Seller nor IRI shall take any action that would cause a violation of the representations set forth in Section
3.01 hereof at any time up to and through the Second Closing Date.

      Section 4.02. Insurance. Seller will maintain in full force and effect all policies of insurance it currently has in effect. If any of the Assets or the premises subject to the Real Estate Lease are damaged or destroyed by fire or other casualty, whether insured or uninsured, Seller or IRI, as appropriate, will promptly proceed with the complete repair, restoration or replacement thereof.

      Section 4.03. Amendment and Waiver. Neither Seller nor IRI shall amend, modify, or waive any of its rights under any of the Transferred Agreements, the Equipment Leases and the Real Estate Lease.

      Section 4.04. Notice to Purchaser. Seller and/or IRI shall give prompt notice to Purchaser of: (i) any notice of, or order or communication relating to, any default or event which could reasonably be considered to be material to Seller, with respect to the Logistics Business, which with notice or lapse of time or both would become a material default, received by Seller or IRI subsequent to the date of this Agreement under any material indenture, instrument, lease or agreement to which any of the Assets is bound or subject or (ii) any notice or other communication received by Seller or IRI from any third party alleging that the consent of such third party may be required in connection with the transactions contemplated by this Agreement. Upon request, from time to time prior to the Second Closing Date, Seller and IRI will use all commercially reasonable efforts to promptly supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the condition set forth in Section 5.01 hereof.

      Section 4.05. Full Access. From and after the date hereof up to and including the Second Closing Date, Seller and IRI will maintain their respective books and records in the ordinary manner and in accordance with generally accepted accounting principles consistently applied. Seller and IRI shall afford to Purchaser and its authorized representatives free and unlimited access during normal business hours to the properties, books and records of Seller and IRI relating to the Assets in order that Purchaser may have a full opportunity to make such investigation as it shall desire of the affairs of Seller and IRI with respect to the Assets, and both Seller and IRI will cause to be furnished such financial and operating data and other information with respect to Seller and IRI as Purchaser shall from time to time reasonably request. Except and as to the extent required by law, Purchaser for a period of five (5) years commencing with the date hereof, shall hold all of the foregoing to the extent that same is non-public, in confidence and shall not disclose same to third parties without the prior consent of Seller and IRI. Likewise, Seller and IRI shall maintain all nonpublic information received from Purchaser in strict confidence for a period of five (5) years commencing with the date hereof and shall not disclose same to third parties without the consent of Purchaser. The confidentiality obligations set forth in this
Section 4.05 shall apply to any information received by any party hereto from a third party in breach of its own confidentiality obligations.

      Section 4.06. Consents. Seller and IRI shall use commercially reasonable efforts to obtain, at the earliest practicable date and prior to the First Closing Date and (with respect to the Second Closing Assets) the Second Closing Date, all consents necessary to the consummation of the transactions contemplated hereby including, without limitation, any consents described in
Schedule 4.06 hereof.

                                   ARTICLE V

              Conditions Precedent to the Obligations of Purchaser
                                and Manugistics

      Each and every obligation of Purchaser and Manugistics under this Agreement to be performed on or before the First Closing Date or the Second Closing Date, as the case may be, shall be subject to the satisfaction, on or before the First Closing Date, or the Second Closing Date, as the case may be, of each of the following conditions, except to the extent that Purchaser and Manugistics shall have waived such satisfaction:

      Section 5.01. Representations, Warranties and Covenants; Performance, Certificate. Each of the representations and warranties made by Seller and IRI herein shall be true and correct in all material respects on the date made, on the First Closing Date and on the Second Closing Date, with respect to the Second Closing Assets only, with the same effect as though made on such dates, except for changes contemplated, permitted or required by this Agreement, it being acknowledged and understood that with respect to the Second Closing Assets, no representation or warranty is required to be made with respect to conduct by Purchaser of the Delegated Duties under the Services Subcontract. Seller and IRI shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them at or prior to the First Closing Date or the Second Closing Date, as the case may be.

      Section 5.02 Certificates and Other Documents. Purchaser and Manugistics shall have received a certificate of the President and the Secretary of Seller and IRI on the date of First Closing and Second Closing certifying to the fulfillment of the foregoing conditions substantially in the form of Exhibits A and B attached hereto.

      Section 5.03. Consents. All approvals and consents from third parties, including without limitation, all federal, state and local governmental agencies and boards, all directors, shareholders, creditors and suppliers required to consummate the transactions contemplated hereby and to assign the Real Estate Lease, the Equipment Leases and the Transferred Agreements shall have been obtained.

      Section 5.04. INTENTIONALLY OMITTED.

      Section 5.05. No Proceeding or Litigation.  Except in connection with the
[         ***            ], no action, suit or proceeding before any court or
any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding shall have been, to Seller's knowledge, threatened against Seller, IRI or any of its affiliates, associates, officers or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions or which might have a material adverse effect on the transactions contemplated hereby.

      Section 5.06. Certificates and Other Documents. Purchaser shall have received such certificates of Seller's officers as may be reasonably requested by it to evidence compliance with the conditions set forth in this Article V.

      Section 5.07. Legal Opinions. Purchaser shall have received the legal opinion of Freeborn & Peters in the form annexed hereto as Exhibit C.

      Section 5.08. Transfer of Good Title. Seller and IRI shall have transferred to Purchaser good and marketable title to all of the Assets free and clear of all liens, security interests, claims or other encumbrances of every nature, except as set forth in the Seller Disclosure Schedule.

      Section 5.09. Compliance with the Laws and Regulations. Seller and IRI shall be in substantial compliance of all laws and regulations pertaining to the Assets, the Logistics Business and the transactions contemplated hereby.

      Section 5.10. Other Agreements. Seller and IRI, as the case may be, shall have executed and delivered the Other Agreements.

      Section 5.11. Employment. Purchaser shall have agreed to employment terms with at least six (6) of those employees listed in Schedule 4.01, three
(3) of whom shall be key employees as designated thereon, one from each employment category in Schedule 4.01.

      Section 5.12. Allocation of Purchase Price. Seller and IRI shall have agreed to the allocation of the Purchase Price set forth in Schedule 5.12 hereto.

                                   ARTICLE VI

                          Conditions Precedent to the
                         Obligations of Seller and IRI

      Each and every obligation of Seller and/or IRI under this Agreement to be performed on or before the First Closing Date or the Second Closing Date, as the case may be, shall be subject to the satisfaction, on or before the First Closing Date or the Second Closing Date, as the case may be, of each of the following conditions, except to the extent that Seller and IRI shall have waived such satisfaction:

      Section 6.01. Representations, Warranties and Covenants; Performance, Certificate. Each of the representations and warranties made by Purchaser and Manugistics herein shall be true and correct in all material respects on the date hereof, on the First Closing Date and on the Second Closing Date, with respect to the Second Closing Assets, with the same effect as though made on such dates, except for changes contemplated, permitted or required by this Agreement. Purchaser and Manugistics shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them at or prior to the First Closing Date or the Second Closing Date, as the case may be.

      Section 6.02. Certificates and Other Documents. Seller and IRI shall have received a certificate of the President and the Secretary of Manugistics and Purchaser on the date of First Closing and Second Closing certifying as to the fulfillment of the foregoing conditions substantially in the form of Exhibits D and E attached hereto.

      Section 6.03. Legal Opinion. Seller shall have received the legal opinion of Dilworth, Paxson, Kalish & Kauffman in the form attached hereto as Exhibit F.

      Section 6.04. Other Agreements. Purchaser and Manugistics, as the case may be, shall have executed and delivered the Other Agreements.

      Section 6.05. Allocation of Purchase Price. Purchaser shall have agreed to the allocation of the Purchase Price set forth in Schedule 5.12 annexed hereto.

      Section 6.06 Consents. All approvals and consents from third parties, including without limitation, all federal, state and local governmental agencies and boards, all directors, creditors and suppliers required to consummate the transactions contemplated hereby shall have been obtained.

      Section 6.07 No Proceeding or Litigation.  Except as contained in
Schedule 6.07 hereto, no action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding shall have been, to Purchaser's knowledge, threatened against Purchaser, Manugistics, or any of its affiliates, associates, officers or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions or which might have a material adverse effect on the transactions contemplated hereby.

      Section 6.08 Employment. Purchaser shall have offered employment, to commence as of the First Closing Date, to the Transferred Employees, at similar or better overall compensation as was in effect prior to the First Closing Date. Purchaser and/or Manugistics hereby covenants that for the first six months after the First Closing Date, Purchaser shall provide those of the Transferred Employees who accept Purchaser's offer of employment, with severance benefits arrangements, in the event of termination by Purchaser, no less favorable than those formerly provided by Seller.

                                  ARTICLE VII

                                Indemnification

      Section 7.01. Grant of Indemnity.

         (a) Indemnification by Seller and IRI. Seller and IRI shall jointly and severally indemnify, defend and hold harmless Purchaser, Manugistics and all affiliates and the officers, directors and agents of all of them from and against any loss, cost, expense or other damage, including attorneys' fees and all other litigation expenses (all of the foregoing items being hereinafter referred to in this Article VII as "Damages") incurred by Manugistics, Purchaser and/or any affiliate thereof, resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to:

              (i) the breach of any representation or warranty made by, or the breach of any covenant to be performed or complied with by, Seller and/or IRI, herein or in any Schedule hereto;

            (ii) the breach of any representation or warranty made by, or the breach of any covenant to be performed or complied with by, Seller and/or IRI under the Services Subcontract;

            (iii) the failure by Seller and/or IRI to comply with any applicable laws in connection with their operation of the Logistics Business and the Assets, or the consummation of the transactions required to be consummated by them under this Agreement and the Services Subcontract;

            (iv) the failure by Seller and/or IRI to transfer the Assets on the First Closing Date or the Second Closing Date, as applicable;

            (v)    any third party claims (including but not limited to claims
relating to the [     ***    ]) asserted prior to the date hereof, or
which may hereinafter be asserted, arising out of the conduct of Seller and/or IRI involving the Assets, the Logistics Business or any of the transactions contemplated by this Agreement or the Services Subcontract, either before or after the date hereof;

            (vi)   [       ***            ]

            (vii) any liability to third parties arising from a violation of any third party's trademark rights, trade secrets, proprietary rights, copyrights, patent rights or other intellectual property rights, in connection with the use of the Software Products and/or Tools by any party hereto or any third party at any time, except to the extent that such violation arises from the use or combination by or on behalf of Purchaser and/or Manugistics of the Software Products and/or Tools with software, hardware, or other materials or the modification of the Software Products and/or Tools by or on behalf of Purchaser and/or Manugistics if such violation (1) could have been avoided by not so using, combining, or modifying the Software Products and/or Tools; and
(2) does not arise out of the [           ***            ];

            (viii) the Excluded Liabilities or any of them;

            (ix) any liability in excess of $1000.00 in connection with time lost and/or expenses incurred as a result of time spent by the Transferred Employees at Seller's request in assisting Seller and/or IRI pursuant to
Section 7.02 or Section 9.11 in connection with the [         ***           ];

            (x) liability to any of the Transferred Employees arising in connection with the termination of any or all of them, to the extent that such termination is mandated by any court order in connection with the [ ***
].

        (b) Manugistics and Purchaser acknowledge that their sole remedy against Seller and/or IRI for any matter arising out of this Agreement and the Services Subcontract is as set forth in this Article VII and further that with respect to any of the Other Agreements (other than the Services Subcontract), the rights and remedies of the parties thereto shall be governed by the provisions thereof which shall be deemed to include a right of setoff in accordance with the provisions set forth in Section 7.04 hereof. Notwithstanding anything contained in the previous sentence to the contrary, the parties shall be entitled to pursue any other rights and remedies which they may have (i) in law, equity or otherwise with respect to any fraud or willful breach or willful misrepresentation hereunder, and (ii) in equity with respect to the breach of any covenant herein or in the Services Subcontract. Further, the foregoing indemnities shall not be affected by the First Closing or the Second Closing and shall survive the First Closing and the Second Closing.

        (c) Indemnification by Purchaser and Manugistics. Purchaser and Manugistics shall jointly and severally indemnify, defend and hold harmless IRI, Seller, and all affiliates, and the officers, directors and agents of all of them from and against any Damages incurred by Seller, IRI and/or any affiliate thereof, resulting from, arising out of, incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to:

            (i) the breach of any representation or warranty made by, or the breach of any covenant to be performed or complied with by, Purchaser and/or Manugistics herein or in any Schedule hereto;

            (ii)  the Assumed Liabilities or any of them;

            (iii) the failure by Purchaser and/or Manugistics to comply with any applicable laws in connection with their operation of the Logistics Business and the Assets or the consummation of the transactions required to be consummated by them under this Agreement and the Services Subcontract;

            (iv) the breach of any representation or warranty made by, or the breach of any covenant to be performed or complied with by, Purchaser and/or Manugistics under the Services Subcontract;

            (v) any third party claims (other than with respect to the [ *** ]) asserted prior to the date hereof or which may hereinafter be asserted, arising out of the conduct of Manugistics and/or Purchaser involving the Assets or the Logistics Business after the First Closing Date, or any of the transactions contemplated by this Agreement or the Services Subcontract, either before or after the First Closing Date;

            (vi)  any liability to third parties (other than with respect to the
[        ***         ]) arising from a violation of any third party trademark
rights, trade secrets, proprietary rights, copyrights, patent rights or other intellectual property rights in connection with the use of the Add-On Products (as such term is defined in the Services Subcontract) by any party hereto or any third party at any time, except to the extent that such violation arises from the use or combination by or on behalf of Seller and/or IRI of the Add-On Products with software, hardware or other materials or the modification of the Add-On Products by or on behalf of Seller and/or IRI if such violation could have been avoided by not so using, combining, or modifying the Add-On Products.

         (d) Seller and IRI acknowledge that their sole remedy against Purchaser and/or Manugistics for any matters arising out of this Agreement and the Services Subcontract is as set forth in this Article VII and further that with respect to any of the Other Agreements (other than the Services Subcontract) the rights and remedies of the parties thereto shall be governed by the provisions thereof which shall be deemed to include a right of setoff in accordance with provisions set forth in Section 7.04 hereof. Notwithstanding anything contained in the previous sentence to the contrary, the parties shall be entitled to pursue any other rights and remedies which they may have in (i) law, equity or otherwise with respect to any fraud or willful breach or willful misrepresentation hereunder, and (ii) in equity with respect to the breach of any covenant herein or in the Services Subcontract.

         Further, the foregoing indemnities shall not be affected by the First Closing or the Second Closing and shall survive the First Closing and the Second Closing.

         (e) Limitations on Amount under this Agreement and the Services Subcontract. No party shall have any liability (for indemnification or otherwise) to the other parties hereto under this Agreement and the Services Subcontract until the total of all Damages exceeds $10,000, and then only for the amount by which such Damages exceeds $10,000. The aggregate amount payable under this Article VII by the Seller and IRI to Purchaser and Manugistics on the one hand, and by Purchaser and

Manugistics to Seller and IRI on the other, shall not exceed $1,500,000, except
(i) in the event and to the extent of fraud or any willful misrepresentation by a party with respect to any statement made by such party in this Agreement or in the certificates delivered by a party pursuant to Section 5.02 and 6.02 of this Agreement; (ii) in the event and to the extent of any willful breach by any party of any covenant or obligation in this Agreement; (iii) in the event and to the extent that Seller and/or IRI breaches (whether by fraud, willful misrepresentation, or otherwise) the representations and warranties contained in Section 3.01(e); and (iv) with respect to Damages arising from any claims asserted by third parties relating to the matters governed by Section 7.01(a) and 7.01(c) hereof.

         (f) Waiver of Certain Damages. Each of Seller, IRI, Purchaser and Manugistics, to the fullest extent permitted by law, irrevocably waives any rights that it may have to punitive, multiple or consequential damages based on or arising out of this Agreement, the Services Subcontract, or any course of conduct, course of dealing, statements or actions of any of them related thereto, provided, however, that nothing in this Section 7.01(f) shall operate to prevent an Indemnified Party (as hereinafter defined) from seeking indemnification from the Indemnifying Party (as hereinafter defined) under this
Article VII for punitive, multiple or consequential damages claimed by a third party.

      Section 7.02. Procedure for Indemnification.

         (a) The party or parties claiming indemnification (individually or collectively, the "Indemnified Party") shall promptly give notice hereunder to the indemnifying party or parties (individually or collectively, the "Indemnifying Party") as the case may be, after obtaining knowledge of any claim as to which recovery may be sought against the Indemnifying Party because of the indemnity in Section 7.01, and, if such indemnity shall arise from the claim of a third party, shall permit the

Indemnifying Party to assume the defense of any such claim, provided that the Indemnified Party shall not be required to permit the Indemnifying Party to assume the defense of any third party claim which if not first paid, discharged or otherwise complied with would result in an interruption or cessation of the conduct of the business by the Indemnified Party. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by a failure of the Indemnified Party to give such notice or any delay by the Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action within fourteen (14) business days of its receipt of notice thereof, shall be deemed to constitute its consent to assumption by the Indemnified Party of such defense. If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of such Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel reasonably satisfactory to the Indemnified Party and holding harmless the Indemnified Party from and against any and all Damages resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. No Indemnifying Party shall, in the defense of such claim or litigation, (i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or (ii) enter into any settlement (except with the written consent of the Indemnified Party), which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified

Party or parties to be indemnified a release from all liability in respect of such claim or litigation, unless in either case all Indemnifying Parties shall jointly and severally agree to hold harmless the Indemnified Party from and against any and all Damages resulting from, arising out of or incurred with respect to such judgment or settlement.

         (b) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and, unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus an amount equal to the estimate by the Indemnified Party of the cost of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

      The obligation of the Indemnifying Party hereunder is subject to the Indemnified Party fully cooperating with the Indemnifying Party in its defense or settlement of any claim for which the Indemnified Party seeks to be indemnified hereunder, including without limitation, providing all information and taking all actions reasonably requested by the Indemnifying Party in connection therewith.

         (c) Any indemnity payable pursuant to this Article VII shall be paid within the later of (a) thirty (30) days after the Indemnified Party's request thereof (in the case of claims involving a third party) or (b) ten (10) days prior to the date on which the Damages upon which the indemnity is based are required to be satisfied by the Indemnified Party.

      7.03  Period of Indemnity.

            (a) Period of Indemnity Under this Agreement. The indemnity obligations described in this Article VII with respect to matters arising under this Agreement shall remain in full force and effect (i) as they relate to claims asserted by third parties for a period equal to the applicable statute
of limitation for such claim, except in connection with the [      ***
      ], for which the period of indemnity shall be unlimited; provided, however, that if prior to the expiration of such period any claim for indemnification has been asserted but not fully determined, such period will be extended as to such claim until it is finally determined and concluded; and
(ii) as they relate to breaches of representations, warranties and covenants (other than those contained in Section 3.01(e) and 3.01(l) where the appropriate period shall be the applicable statute of limitations period for such claim) shall remain in force for a period of two (2) years following the First Closing Date with respect to the Assets and the Second Closing Date with respect to the Second Closing Assets in the case of representations and warranties and in the case of a covenant, two (2) years from the date that such covenant has been fully performed or waived by the other party, notwithstanding any investigation conducted before or after the applicable Closing Date as to the decision of any party to complete such Closing, provided, however, that if prior to the expiration of such applicable two (2) year period (or any longer period as provided above with respect to the representations and warranties set forth in Section 3.01(e) and 3.01(l) hereof), any claim for breach of any such representation, warranty, covenant or agreement has been asserted but not fully determined, such period will be extended as to such claim until it is finally determined or concluded.

         (b) Period of Indemnity Under the Services Subcontract. With respect to matters arising under the Services Subcontract, the indemnity obligations described in this Article VII shall remain in full force and effect:

             (i) as they relate to claims asserted by third parties for a period equal to the applicable statute of limitation for such claim; provided, however, that if prior to the expiration of such period any claim for indemnification has been asserted but not fully determined, such period will be extended as to such claim until it is finally determined and concluded; and


            (ii) as they relate to breaches of representations, warranties and covenants in the Services Subcontract shall remain in force for a period of two
(2) years following the date of the termination of the Services Subcontract and in the case of a covenant, two (2) years from the date that such covenant has been fully performed or waived by the other party, notwithstanding any investigation conducted before or after the date hereof as to the decision of any party to enter into such Services Subcontract, provided, however, that if prior to the expiration of such applicable two (2) year period, any claim for breach of any such representation, warranty, covenant or agreement has been asserted but not fully determined, such period will be extended as to such claim until it is finally determined or concluded.


         Section 7.04   Set-off; Escrow.

         (a) In order to satisfy any indemnification obligations of any one party to any other party to this Agreement, and the Other Agreements, each party hereto hereby grants to each other such party the right (in addition to collecting by way of indemnification directly from the Indemnifying Party) of setoff (in the manner provided pursuant to this
Section 7.04) against any amount otherwise due to a party by any other party pursuant to any agreement between Seller or IRI and Purchaser and/or Manugistics. In the event that there is any dispute between the parties regarding the setoff rights of one party to another, the parties shall promptly cooperate in good faith for the purpose of resolving such dispute, which resolution, if achieved, shall be binding upon the parties and not subject to dispute or review, unless otherwise noted in the document evidencing such resolution.

         (b) If (i) the party electing to exercise its setoff rights (the "Electing Party") shall have failed to give written notice of the relevant Damages within fourteen (14) business days after assertion of a written claim by any third party or the discovery of facts upon which the claim is based, which notice specified in reasonable detail the amount, nature and source of the Damages and the rights of the party against whom setoff is claimed (the "Charged Party") are prejudiced by such delay, but not otherwise; or (ii) the Electing Party shall have failed to respond to reasonable requests of the Charged Party for information with respect to the relevant claim, or (iii) the Charged Party shall have denied the claim or, in the case of third party claims, chosen to contest the claim in legal proceedings which have not yet been finally resolved, and if the parties do not resolve, within the applicable time period specified in Section 7.02(c), any dispute they have regarding the Electing Party's right to exercise its setoff right, then the Electing Party shall not be entitled to exercise its right of setoff.

         (c) In the event the Electing Party is not entitled to exercise its right of setoff as provided in subsection 7.04 (b) above, the Electing Party shall have the right, instead of making any of such payments in accordance with any of the agreements between any and all of the parties hereto, to deposit in escrow an amount reasonably necessary to cover the Damages that can be reasonably expected to result from disputed or contested claims for indemnification. Any such deposit into escrow shall be pursuant to a Setoff Escrow Agreement, substantially in the form of Exhibit 7.04 hereto, with an escrow agent reasonably satisfactory to Manugistics and IRI. Any amount which is not setoff by the Electing Party or deposited into escrow by the Electing Party in accordance with this Section 7.04 shall be paid in accordance with the terms of this Agreement and the Other Agreements between Seller or IRI and Purchaser and/or Manugistics.

         (d) No setoff by any party hereto shall constitute a waiver by the Charged Party of its right to contest the validity of the underlying claims for indemnity of the Electing Party pursuant to this Article VII.

                                  ARTICLE VIII

      INTENTIONALLY OMITTED

                                   ARTICLE IX

                           Miscellaneous Provisions

      Section 9.01. INTENTIONALLY OMITTED.

      Section 9.02. Brokers. Seller and IRI jointly and severally, represent and warrant to Purchaser and Manugistics that neither Seller, IRI, nor any party acting on behalf of either of them, has incurred any liability, either express or implied, to any "broker" or "finder", or similar person in connection with this Agreement or any of the transactions contemplated hereby. Purchaser and Manugistics jointly and severally, represent and warrant to Seller and IRI that neither Purchaser, Manugistics nor any party acting on their behalf, has incurred any liability, either express or implied, to any "broker" or "finder", or similar person in connection with this Agreement or any of the transactions contemplated hereby. Seller and IRI jointly and severally on the one hand in favor of Purchaser and Manugistics, and Purchaser and Manugistics jointly and severally on the other in favor of Seller and IRI, each agree to indemnify and hold harmless such other party against any loss, liability, damage, cost, claim or expense by reason of any brokerage commission or finders fee finally determined by a court of competent jurisdiction to be payable because of any act, omission or statement of the indemnifying party.

      Section 9.03. Expenses; Exclusivity.

            (a) Each party hereto shall pay its or their own expenses arising from this Agreement and the transactions contemplated hereby, including, without limitation, all legal and accounting fees and disbursements, except as otherwise provided in any of the Other Agreements. In the event of termination of this Agreement for any reason whatsoever, no party shall be responsible for the expenses of any other party.

            (b) In consideration of the time and expense which the Purchaser has expended and incurred in connection with its investigation of the Seller and the preparation of this Agreement and related documents, neither Seller, IRI nor anyone acting on behalf of either, including without limitation the officers or directors of either shall, at any time prior to the Second Closing Date, either directly or indirectly, whether through a broker, finder, consultant, shareholder or other intermediary, solicit, initiate or encourage any inquiries or proposals or otherwise participate in any negotiations or carry on any discussions of any nature whatsoever (except on a need to know basis with attorneys, accountants and immediate family members) with any party other than the Purchaser or Manugistics concerning the sale to or purchase by any party other than the Purchaser of the Second Closing Assets or the transactions contemplated hereby, whether by merger, sale of assets, liquidation, tender offer or other business combination. Seller, IRI, their officers and directors shall promptly communicate to Purchaser or Manugistics the terms of any such acquisition proposal received from any third party of which any of them has knowledge.

      Section 9.04. Transfer Taxes. Purchaser and Seller will each pay half of all sales, use or similar transfer taxes and all recording or registration fees applicable to the sale and purchase of the Assets.

      Section 9.05. Tax Minimization. Each party will cooperate to the extent practicable in minimizing all taxes and fees levied by reason of the sale and conveyance of the Assets pursuant to this Agreement. Neither party hereto will pay any tax that the other party is required to pay without such other party's prior written consent, which consent will not be unreasonably withheld or delayed.

      Section 9.06. Tax Cooperation. After the First Closing and the Second Closing, Purchaser and Seller will cooperate with each other and will make available to each other as reasonably requested, and to any taxing authority, all information, records and documents relating to tax liabilities or potential tax liabilities of the Logistics Business for all periods ending on or prior to the First Closing Date and the Second Closing Date, as applicable, and will preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof. Purchaser and Seller also will make available to each other, as reasonably requested by Purchaser or Seller, as the case may be, personnel responsible for preparing or maintaining information, records and documents in connection with tax matters, and they shall also cooperate with each other in the preparation and filing of tax returns and refund claims relating to periods ending on or prior to the First Closing Date and the Second Closing Date, as applicable.

      Section 9.07. Survival of Representations. etc. All representations and warranties made by Seller, IRI, Manugistics, Purchaser and their respective officers hereunder shall survive the First Closing Date and the Second Closing Date as provided in Article VII.

      Section 9.08. Amendment, Modification and Termination. This Agreement may be amended, modified or supplemented only by the written agreement of Purchaser, Manugistics, Seller and IRI at any time prior to the date of First Closing with respect to any of the terms contained herein.

      Section 9.09. Public Announcements. None of the parties to this Agreement shall, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of, this Agreement or the transactions contemplated hereby (except to lawyers, accountants and other professional advisors on a need to know basis) other than with the express written consent of the other party, except as required by law or court order, and further subject to Manugistics' and IRI's legal duty to make appropriate public disclosures under SEC or NASD rules and regulations. Seller and Manugistics shall consult with each other concerning the means by which their respective employees, customers and suppliers will be informed of the transactions contemplated hereby.

      Section 9.10. Waiver of Compliance; Consents. Any failure of Seller or IRI on the one hand, or Purchaser or Manugistics on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      Section 9.11. Further Assurances. Each of the parties hereto shall hereafter execute and deliver such further documents and instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof. Seller and IRI shall use their best efforts to obtain any required consents not received on or before the First Closing Date as promptly as practicable following the occurrence of such First Closing Date, and Purchaser and Manugistics shall cooperate in all reasonable respects in connection with such efforts. The parties shall fully cooperate in all reasonable respects with one another in the defense or settlement of the [
   ***         ], including, without limitation, providing all information and taking all actions reasonably requested by the party seeking cooperation.

      Section 9.12. Enforcement. The parties recognize that the representations, covenants and warranties set forth in this Agreement are special and unique and, in the event there is a breach hereof by Seller, IRI, Purchaser or Manugistics, the non-breaching party will suffer irreparable harm, the amount of which will be impossible to ascertain and as a result of which the remedy at law will not be adequate. Accordingly, except as otherwise provided in Section 7.01(b) and (d), any party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Seller, IRI, Purchaser or Manugistics from committing any act in breach of this Agreement. Except as otherwise provided in Section 7.01(b) and (d), the remedies granted to each party in this Agreement are cumulative and are in addition to remedies otherwise available to such party at law or in equity.

      Section 9.13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

      Section 9.14. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by certified mail, return receipt requested, with postage prepaid as follows:

            (a)         If to Seller or IRI to:

                        IRI Logistics, Inc.
                        150 North Clinton Street
                        Chicago, IL 60661-1416
                        Attention: Edward S. Berger, Esq.,
                                   General Counsel

                        With a copy to:

                        Robert A. McWilliams
                        Freeborn & Peters
                        311 S. Wacker Drive
                        Suite 3000
                        Chicago, IL 60606

or to such other person or address as Seller shall furnish to Purchaser in writing.

            (b)         If to Purchaser or Manugistics to:

                        Manugistics Services, Inc.
                        2115 East Jefferson Street
                        Rockville, MD 20852
                        Attn.: Helen Nastasia, General Counsel

                        With a copy to:

                        Harriet J. Koren, Esquire
                        Dilworth, Paxson, Kalish & Kauffman, LLP
                        3200 Mellon Bank Center
                        1735 Market Street
                        Philadelphia, PA 19103

      Section 9.15. Assignment. This Agreement shall not be assigned by a party hereto without the prior written consent of the other parties hereto which shall not be unreasonably withheld. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and personal representatives. Nothing in this Agreement is intended to or shall be taken as granting any right of any nature to any Person not a party hereto.

      Section 9.16. Governing Law. All matters with respect to this Agreement, including but not limited to matters of validity, construction and performance, shall be governed by the laws of Delaware applicable to contracts made and to be performed therein between residents thereof (regardless of the laws that might be applicable under principles of conflicts of law).

      Section 9.17. Books and Records. Following the First Closing, Purchaser shall retain all of the financial and personnel books and records included in the Assets in a safe and reasonably accessible place for a period of five (5) years. Purchaser shall on reasonable prior notice to it, afford to Seller and to its counsel, accountants, consultants and other representatives reasonable access to all such books and records so retained by Purchaser to examine, inspect and copy all of such books and records for any reasonable purpose. All costs associated with any copying of such books and records shall be borne by Seller and IRI.

      Section 9.18. Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which shall be deemed an original binding the signer thereof against the other signing parties, but all counterparts together shall constitute one and the same instrument.

      Section 9.19. Headings. The article and section headings contained in this Agreement are for reference purposesonly and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 9.20. Certain Rules of Construction. Whenever any statement or representation of a party hereto is made herein to the knowledge or best knowledge of such party, such statement or representation shall be deemed to have been made with such knowledge as would have been obtained by such party after conducting a reasonable investigation with respect to such statement or representation.

      Section 9.21. Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

      Section 9.22 Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed in a schedule to this Agreement in response to the information called for by the corresponding section of this Agreement in such a way as to make its relevance to the information called for by another section of this Agreement clearly apparent (if through an appropriate cross-reference or otherwise) such matter shall be deemed to have been included in the schedule corresponding to such other section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.




                                        PURCHASER:

                                        MANUGISTICS SERVICES, INC.

Attest: /s/ Helen A. Nastasia           By: /s/ William M. Gibson
       ---------------------------          ------------------------
            Secretary                   President


                                        MANUGISTICS, INC.


Attest: /s/ Helen A. Nastasia           By: /s/ William M. Gibson
       --------------------------          ------------------------
        Secretary                       President


                                        SELLER:


                                        IRI LOGISTICS, INC.


Attest: /s/ Edward S. Berger            By: /s/ Narendra Mulani
       --------------------------          ------------------------
       Secretary                        President



                                        INFORMATION RESOURCES, INC.


Attest: /s/ Edward S. Berger                  By: /s/ Gian M. Fulgoni
       --------------------------                ------------------
        Secretary                             Chief Executive Officer